EXHIBIT 99.1

[Huron Consulting Group Logo]
News

CONTACT:
Jennifer Frost Hennagir
312-880-3260
jfrost-hennagir@huronconsultinggroup.com

FOR IMMEDIATE RELEASE
May 12, 2009

Huron Consulting Group Announces Executive Appointment

CHICAGO – May 12, 2009 – Huron Consulting Group Inc. (NASDAQ: HURN), a leading provider of business consulting services, today announced the executive appointment of Wayne Lipski to the additional role of chief accounting officer.

“Wayne has been an integral part of Huron’s success, and we are delighted to acknowledge his contributions and expand his responsibilities to chief accounting officer,” said Gary E. Holdren, chairman and chief executive officer, Huron Consulting Group.

Lipski is currently a managing director and also serves as the Company’s controller and assistant treasurer, a position he has held since May 2004. He has 30 years of accounting, auditing, finance, tax, and treasury-related experience, and during his career he has worked for a Big Five public accounting firm, large multinational public companies, and private firms. Lipski is a certified public accountant registered in Illinois and a member of the American Institute of Certified Public Accountants.

About Huron Consulting Group
Huron Consulting Group helps clients in diverse industries improve performance, comply with complex regulations, resolve disputes, recover from distress, leverage technology, and stimulate growth. The Company teams with its clients to deliver sustainable and measurable results. Huron provides services to a wide variety of both financially sound and distressed organizations, including leading academic institutions, healthcare organizations, Fortune 500 companies, medium-sized businesses, and the law firms that represent these various organizations. Learn more at www.huronconsultinggroup.com.

###